FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES 2014 EARNINGS

LaPorte, Indiana, January 30, 2015 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today a 9.9% increase in net income for the year ended December 31, 2014 to $4.4 million, or $0.81 per diluted share, from $4.0 million, or $0.69 per diluted share, for the year ended December 31, 2013. The Company’s net income for the three months ended December 31, 2014 increased 10.7% to $1.0 million, or $0.19 per diluted share, from $908,000, or $0.16 per diluted share, for the comparable period of 2013.

“We are very pleased with our 2014 results during a challenging year for loan growth in addition to continued pressure on interest margins,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “Although we did experience a slight decrease in our overall net interest margin to 3.17% for 2014 when compared to 3.20% for 2013, we have seen an increase in margin over the last two quarters of 2014 to 3.24% and 3.27%, respectively, primarily due to decreases in the cost of interest-bearing liabilities. We increased our noninterest-bearing demand deposits during the fourth quarter of 2014 as compared to the same 2013 period by $4.6 million, or 9.1%, to improve our liquidity and reduce reliance on higher cost deposits. This also contributed to the increase in our net interest margin during the fourth quarter of 2014. Low-cost core deposit growth will continue to be a focus during 2015 as we consider funding alternatives for anticipated loan growth.”

“During 2014, new commercial loan originations approximated $22.0 million, but were offset by paydowns and payoffs,” continued Brady. “While the lack of growth in commercial loans is disappointing, we believe the majority of these payoffs are behind us, and we have a strong pipeline to kick off 2015. We are also planning to add an additional commercial lender during 2015 to cover markets outside of LaPorte County. The residential mortgage loan portfolio experienced growth in 2014 as we elected to retain in our portfolio a larger portion of the adjustable-rate and 15-year fixed-rate mortgages originated. We closed over 250 mortgage loans totaling over $35.0 million with purchase transactions increasing by 32% over 2013, as refinance activity slowed compared to the prior year. We believe this continued focus on the new home purchase market will be critical in 2015 as we see refinance activity continue to decline. Mortgage warehouse loan balances increased in 2014 with a $17.2 million increase in outstanding balances at the end of 2014 when compared to the end of 2013. We made significant progress throughout 2014 in increasing the number of participants and diversifying both the line sizes and the geographic locations of the participants. At December 31, 2014, we had 29 active mortgage warehouse participants with lines ranging from $2.0 million to $30.0 million, and we are now doing business in 17 states.”

Brady also added, “Our tangible book value per share was $13.00 at December 31, 2014 compared to $12.09 per share at December 31, 2013. During the fourth quarter of 2014, we continued our capital management strategy to utilize capital for the benefit of our shareholders through our current share repurchase plan for up to 5% of the outstanding common stock, or approximately 280,800 shares. Through January 29, 2015, we have repurchased 122,313 shares at an average price of $12.37 per share under this plan. Since the completion of our second step conversion in October 2012, we have repurchased 728,122 shares at an average price per share of $11.16. In addition, we remain well capitalized for regulatory purposes with Bank Tier 1, Tier 1 Risk Based Capital, and Total Risk Based Capital at 13.0%, 18.1%, and 19.2%, respectively, at December 31, 2014.”

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

Net interest income increased $225,000, or 6.3%, to $3.8 million for the three months ended December 31, 2014 from $3.6 million for the prior year period. The increase in net interest income was partially attributable to a $93,000, or 2.7%, increase in interest income on loans as the average balance of loans outstanding increased by 6.0%, primarily in mortgage warehouse, single family mortgage loans, and home equity loans, from the prior year period. In addition, interest expense for the three months ended December 31, 2014 decreased $165,000, or 19.6%, primarily due to a 19 basis point decrease in the average cost of interest-bearing liabilities, which was partially offset by a $6.1 million, or 1.7%, increase in the average balance of interest-bearing liabilities during the fourth quarter of 2014 compared to the prior year period. Net interest margin increased 9 basis points to 3.27% for the three months ended December 31, 2014 compared to 3.18% for the prior year period primarily due to the decrease in the average cost of interest-bearing liabilities.

Interest income increased $60,000, or 1.4%, to $4.5 million for the three months ended December 31, 2014 compared to $4.4 million for the prior year period. During the fourth quarter of 2014, interest income on loans increased $93,000 compared to the prior year period primarily due to a 6.0% increase in the average balance of loans outstanding to $287.4 million from $271.2 million. The average balance of mortgage warehouse loans increased $12.1 million, or 12.0%, for the three months ended December 31, 2014 when compared to the prior year period due to stronger purchase activity combined with an increase to a total of 29 approved mortgage warehouse lenders by the end of the quarter. The average balance of single-family mortgage loans for the three months ended December 31, 2014 increased $6.2 million, or 18.3%, due to new purchase originations and an increase in the number of fixed- and variable-rate mortgage loans with maximum terms of 15 years being retained within our portfolio. The average balance of home equity loans for the three months ended December 31, 2014 increased $1.6 million, or 13.7%, due to new loan originations as a result of targeted loan specials and increased consumer demand during the fourth quarter of 2014. These increases in the average balance of loans outstanding were partially offset by a 16 basis point decrease in the average yield earned on loans due to current lower market interest rates and fees earned on loans during the fourth quarter of 2014. Interest income on investment securities decreased $49,000 during the fourth quarter of 2014 compared to the prior year period primarily due to a $7.7 million, or 4.7%, decrease in the average outstanding balances of investment securities as liquidity from paydowns and sales of available-for-sale securities were utilized for loan growth.

Interest expense decreased $165,000, or 19.6%, to $677,000 for the three months ended December 31, 2014 from $842,000 for the prior year period. Interest expense on deposit accounts decreased $179,000, or 35.1%, to $331,000 for the fourth quarter of 2014 primarily due to a 56 basis point decrease in the average cost of certificates of deposit and IRAs combined with a 5.6% decrease in the average outstanding balances of these types of deposits. Partially offsetting the decrease in interest expense was a $14,000 increase in interest expense on borrowings for the fourth quarter of 2014 primarily due to a $14.1 million increase in the average balance of Federal Home Loan Bank (“FHLB”) advances when compared to the prior year period. The increase in the average balance of these advances was partially offset by a 9 basis point decrease in the average cost of these borrowings. In addition, the interest expense related to the subordinated debentures decreased $28,000 during the three months ended December 31, 2014 as the fixed-interest rate swap related to this debt matured during the first quarter of 2014, which caused the average cost of this debt to decrease by 217 basis points from the prior year period.

Noninterest income was relatively stable at $546,000 for the three months ended December 31, 2014 compared to $545,000 for the prior year period. During the fourth quarter of 2014, losses on other assets decreased $152,000 due to fewer write-downs and losses realized on other real estate owned properties. Gains on mortgage banking activities increased $41,000 as mortgage originations from purchase activity and associated sales were higher during the fourth quarter of 2014 when compared to the prior year period. Other income also increased $18,000 during the three months ended December 31, 2014 when compared to the prior year period primarily due to an increase in wire transfer fee income related to increased mortgage warehouse fundings. Partially offsetting these increases was a $176,000 decrease in net gains (losses) on the sale of securities during the fourth quarter of 2014 compared to the prior year period and a $21,000 decrease in service charges on deposit accounts due to lower overdraft-related fees and service charges on checking accounts as consumers continue to reduce their reliance on these types of products.

Noninterest expense for the three months ended December 31, 2014 totaled $3.4 million, a $295,000 increase from $3.1 million for the prior year period. During the fourth quarter of 2014, salaries and employee benefits expense increased $415,000, which included an increase in payroll expense of $111,000 related to bonus accrual increases. Deferred compensation expense for the Company’s supplemental retirement plans increased $140,000 from a credit of $31,000 for the fourth quarter of 2013 to $109,000 for the fourth quarter of 2014 based on our estimate of future liabilities. Stock based compensation also increased $86,000 during the fourth quarter of 2014 from the prior year period due to the October 2014 grants of restricted stock and stock options under the Company’s 2014 Equity Incentive Plan. Deferred loan origination costs, which are recorded as a reduction of payroll expense at the time a loan is originated and then amortized over the life of the loan, decreased $41,000 during the fourth quarter of 2014 compared to the same 2013 period due to fewer commercial and mortgage loan originations.

Noninterest expense was also impacted by occupancy and equipment expense which increased $53,000 during the fourth quarter of 2014 due to an $83,000 reclassification of real estate taxes on other real estate owned property from occupancy expense to collection and other real estate owned expense during the fourth quarter of 2013. Partially offsetting the increases in noninterest expense was a $98,000 decrease in collection and other real estate owned expenses for the three months ended December 31, 2014 compared to the prior year period due to the aforementioned real estate tax reclassification combined with a decrease in legal expenses associated with one large nonperforming loan relationship and lower legal and other carrying costs related to nonperforming assets. In addition, data processing expenses decreased $33,000 primarily due to the 2013 implementation costs related to a new mortgage software system. Other expenses decreased $30,000 during the fourth quarter of 2014 when compared to the 2013 period due to the absence of $133,000 of expense incurred during the fourth quarter of 2013 related to the creation of the Company’s captive insurance company combined with consulting expenses related to risk management and information technology services.

Income tax expense decreased for the three months ended December 31, 2014 to $123,000 from $339,000 for the same 2013 period. The Company’s effective tax rate for the three months ended December 31, 2014 was 10.9%, a decrease from 27.2% for the same 2013 period. These decreases were a direct result of the Company’s tax planning strategies which include the captive insurance company implemented in December 2013.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Net interest income increased $703,000, or 5.0%, to $14.9 million for the year ended December 31, 2014 from $14.2 million for the year ended December 31, 2013. This increase was partially attributable to a $347,000, or 2.0%, increase in interest income as a result of an increase of $26.3 million, or 5.9%, in the average balance of interest-earning assets combined with a $356,000, or 10.4%, decrease in interest expense as a result of a 16 basis point decrease in the average cost of interest-bearing liabilities. Net interest margin decreased three basis points to 3.17% for the year ended December 31, 2014 from 3.20% during the prior year period due to a 15 basis point decrease in the average yield earned on average interest-earning assets, which was partially offset by the decrease in the average cost of interest-bearing liabilities from the prior year period.

Interest income increased $347,000, or 2.0%, to $17.9 million for the year ended December 31, 2014 compared to $17.6 million for the prior year period primarily due to a $212,000 increase in interest income on investment securities as the average balance of investment securities increased $12.3 million, or 8.2%, due to excess liquidity being invested in securities. In addition, dividend income on FHLB stock increased $40,000 primarily due to a supplemental dividend paid during the first quarter of 2014 combined with a $512,000 increase in the average balance of the Company’s investment in FHLB stock during the year ended December 31, 2014 compared to the prior year period.

Interest income on loans increased to $14.1 million for the year ended December 31, 2014 from $14.0 million for the same 2013 period. The average balance of loans outstanding increased by $13.7 million for the year ended December 31, 2014 but was partially offset by a 22 basis point decrease in the average yields earned on loans due to current lower interest rates and the competitive loan environment. The average balance on mortgage warehouse loans increased $8.0 million, or 8.1%, during the 2014 period, however, the average yield earned on this portfolio decreased by 27 basis points for the year ended December 31, 2014 from the prior year period as margins tightened due to heightened competition in the market. The average balances of commercial real estate, five or more family commercial real estate, and single-family mortgage loans also increased slightly during the year ended December 31, 2014, but was offset by lower average yields earned on these types of loans.

Interest expense decreased $356,000, or 10.4%, to $3.1 million for the year ended December 31, 2014 compared to $3.4 million for the prior year period primarily due to a $466,000 decrease in interest expense on deposit accounts partially offset by a $110,000 increase in interest expense on borrowings. Interest expense on certificates of deposit and IRAs decreased $436,000 as new and renewing certificates of deposit and IRAs were priced at lower interest rates resulting in a 33 basis point decrease in the average cost of these deposits from the prior year period. In addition, the average balances on these deposits for the year ended December 31, 2014 decreased $5.1 million, or 4.5%, from the prior year period. The increase in interest expense on borrowings for the year ended December 31, 2014 was primarily due to a $22.8 million increase in the average balance of FHLB advances from the prior year period as the Company entered into new longer term advances during the second quarter of 2014 combined with an increase in overnight borrowings from the FHLB during 2014. Partially offsetting the increase in the average balance of these borrowings was a 33 basis point decrease in the average cost of these borrowings due to the lower interest rate environment. In addition, the fixed-rate swap related to the Company’s subordinated debentures matured during the first quarter of 2014 and decreased interest expense by $86,000 as the cost of these debentures decreased by 167 basis points for the year ended December 31, 2014 when compared to the prior year period.

Noninterest income decreased $496,000, or 16.6%, to $2.5 million for the year ended December 31, 2014 from $3.0 million for the prior year period primarily due to a $613,000 decrease on net gains on the sales of securities as a result of fewer security sales during 2014. Net gains on mortgage banking activities decreased $55,000 as higher mortgage interest rates during 2014 reduced mortgage purchase and refinance activity resulting in fewer mortgage loans sold during the year ended December 31, 2014 when compared to the prior year period. Service charges on deposit accounts decreased $32,000 primarily due to lower overdraft activity and a decrease in service charges on checking accounts, primarily one large business customer during 2014. These decreases were partially offset by a $181,000 decrease in losses on other assets due to lower write-downs on other real estate owned and losses on sales of other real estate owned during the year ended December 31, 2014 when compared to the 2013 period. During 2014, the Company recorded write-downs totaling $109,000 to fair market value less costs to sell related to its Rolling Prairie branch office that was closed in March 2014 and land held in Valparaiso, Indiana, for future branch development that was transferred to other real estate owned during the fourth quarter of 2014.

Noninterest expense for the year ended December 31, 2014 totaled $12.4 million, an increase of $500,000, or 4.2%, from $11.9 million for the prior year period. During 2014, salaries and employee benefits increased $705,000, which included an increase in payroll expense of $352,000 related to annual merit increases, bonus accruals for officers and certain employees, and a full year of payroll expense for certain positions that were filled during 2013. Deferred compensation expense for the Company’s supplemental retirement plans increased $103,000 from 2013 based on our estimate of future liabilities. Stock based compensation also increased $92,000 during 2014 from the prior year primarily due to the October 2014 grants of restricted stock and stock options under the Company’s 2014 Equity Incentive Plan. Deferred loan origination costs, which are recorded as a reduction of payroll expense at the time a loan is originated and then amortized over the life of the loan, decreased $119,000 during 2014 compared to 2013 due to fewer commercial and mortgage loan originations.

Noninterest expense was favorably impacted by a $62,000 decrease in data processing expense during 2014 due to setup costs for the Company’s investment and real estate investment trust subsidiaries during 2013 as well as the 2013 implementation costs related to a new mortgage software system. Bank examination fees also decreased by $94,000 during the year ended December 31, 2014 when compared to the 2013 period primarily due to the timing of external audit work and fees combined with an overall cost savings related to the change in the Company’s public accounting firm for the year ended December 31, 2014. Collection and other real estate owned expenses decreased $75,000 during 2014 primarily related to the lower levels of nonperforming assets and the related lower legal expenses and carrying costs.
Income tax expense decreased for the year ended December 31, 2014 to $693,000 from $1.2 million for the same 2013 period. The Company’s effective tax rate for the year ended December 31, 2014 was 13.6%, a decrease from 23.4% for the same 2013 period. These decreases were a direct result of the Company’s tax planning strategies which include the captive insurance company implemented in December 2013.

Asset Quality

Total nonperforming assets decreased $1.0 million, or 16.8%, to $5.1 million at December 31, 2014 from $6.1 million at December 31, 2013. At December 31, 2014, our nonperforming assets to total assets ratio decreased to 0.98% from 1.16% at December 31, 2013.

Total nonperforming loans decreased $485,000, or 9.9%, to $4.4 million at December 31, 2014 from $4.9 million at December 31, 2013. The decrease was primarily due to a $1.0 million paydown on a $3.1 million nonperforming commercial real estate and commercial land relationship which was partially offset by increases in nonperforming residential mortgage loans totaling $208,000 and nonaccruing troubled debt restructured loans totaling $535,000. At December 31, 2014, our nonperforming loans to total loans ratio improved to 1.43% from 1.65% at December 31, 2013.

Other real estate owned decreased $539,000, or 45.4%, to $649,000 at December 31, 2014 from $1.2 million at December 31, 2013 primarily as a result of sales of commercial real estate and residential mortgage properties. During the fourth quarter of 2014, the Company sold two residential properties for $28,000 resulting in a $8,000 net loss during the fourth quarter of 2014. Partially offsetting these sales, during the fourth quarter of 2014, the Company transferred land previously held for future branch development in Valparaiso, Indiana, to other real estate owned. Upon the transfer, the Company recorded a write-down to fair market value less selling costs of $60,000. The Company also transferred two residential properties totaling $50,300 to other real estate owned during the fourth quarter of 2014.

The allowance for loan losses totaled $3.6 million at December 31, 2014 and $3.9 million at December 31, 2013. The allowance for loan losses to nonperforming loans ratio increased to 81.3% at December 31, 2014 compared to 79.6% at December 31, 2013 primarily due to the decrease in the Company’s nonperforming loan balances during 2014. The allowance for loan losses to total loans ratio decreased to 1.16% at December 31, 2014 from 1.31% at December 31, 2013 primarily due to a $12.5 million increase in total loans at December 31, 2014 from December 31, 2013.

The Company’s analysis for the allowance for loan losses for the fourth quarter of 2014 continues to reflect improvement in several asset quality metrics and trends, including classified assets, charge-off ratios, delinquencies, and current economic conditions. For the three months ended December 31, 2014, the Company realized net charge-offs of $1,000, a decrease from $122,000 for the same 2013 period. Net charge-offs for the year ended December 31, 2014 totaled $160,000, a decrease from $409,000 for the same 2013 period. In addition, at December 31, 2014, the Company’s specific reserve totaled $886,000, a decrease from the specific reserve of $959,000 at December 31, 2013, which was primarily due to the $1.0 million paydown on an impaired loan relationship. Based on these improving trends and asset quality metrics, the Company recorded a credit to the provision for loan losses totaling $150,000 during the three months and year ended December 31, 2014. During the three months ended December 31, 2013, the Company recorded a credit to the provision for loan losses of $200,000, which resulted in a total provision of $6,000 for the year ended December 31, 2013.

Balance Sheet Highlights

Total assets at December 31, 2014 decreased by $8.3 million, or 1.6%, to $518.6 million compared to $526.9 million at December 31, 2013. Cash and due from financial institutions decreased $9.5 million, or 52.3%, to $8.7 million at December 31, 2014 from $18.2 million at December 31, 2013. Investment securities available-for-sale also decreased $9.0 million, or 5.5%, to $155.2 million at December 31, 2014 from $164.3 million at December 31, 2013. The Company utilized the excess liquidity and the proceeds from sales of investments and principal paydowns during 2014 to fund increased loan volume and a decrease in deposit balances.

At December 31, 2014, gross loans increased $12.5 million, or 4.2%, to $309.7 million from $297.2 million at December 31, 2013. The increase in gross loans was primarily due to a $17.2 million, or 14.9%, increase in mortgage warehouse balances to $132.6 million at December 31, 2014 from $115.4 million at December 31, 2013. During 2014, mortgage warehouse balances fluctuated as purchase and refinance activity significantly slowed in the beginning of the year with purchase activity increasing at the end of March 2014 and continuing through the remainder of 2014. The higher mortgage warehouse balances were a result of management diversifying its mortgage warehouse portfolio in 2014 by adding new warehouse lenders in different geographic markets nationwide which increased mortgage warehouse volume. During 2014, the Company originated $21.8 million in total commercial loans and lines of credit, including $8.1 million in five or more family, $4.8 million in commercial and industrial, and $4.6 million in commercial real estate. Also included was $6.3 million of new commercial construction loans, of which $1.9 million had been drawn at December 31, 2014. Of the total loans originated in five or more family loans, $3.0 million were participated to other banks in order to remain within the Bank’s legal lending limit. Commercial loan originations for 2014 were more than offset by payoffs and paydowns resulting in a decrease in total commercial loans of $10.6 million, or 8.2%, since December 31, 2013.

Total deposits at December 31, 2014 decreased $5.9 million, or 1.7%, to $340.8 million from $346.7 million at December 31, 2013 primarily due to a decrease of $8.3 million, or 7.1%, in certificates of deposit and IRAs and a decrease of $5.9 million, or 9.3%, in money market accounts since December 31, 2013. Partially offsetting the decrease were increases of $2.0 million, or 3.9%, in non-interest bearing and $5.0 million, or 9.3%, in interest bearing demand deposit accounts as the Company focused on growing core deposits during the latter part of 2014 to help reduce reliance on public fund deposits.

Borrowings totaled $90.1 million at December 31, 2014, down 4.5% from $94.3 million at December 31, 2013 primarily due to a decrease in short-term overnight borrowings as the Company utilized excess liquidity and proceeds from sales and principal repayments on investment securities available-for-sale and commercial loans to fund increases in mortgage warehouse and residential mortgage loan balances at December 31, 2014.

Total shareholders’ equity increased $2.1 million, or 2.7%, to $82.4 million at December 31, 2014 from $80.2 million at December 31, 2013 due to $4.4 million of net income for the year ended December 31, 2014 and a $2.4 million increase in accumulated other comprehensive income as unrealized securities gains increased during 2014. These increases were partially offset by a $3.9 million decrease in additional paid-in capital as a result of the Company repurchasing 382,513 shares of its common stock during 2014 in accordance with its previously announced share repurchase plans. During the third quarter of 2014, the Company announced its fourth repurchase plan for 5%, or approximately 280,800 shares, of its outstanding common stock. At December 31, 2014, the Company repurchased 72,713 shares at an average cost of $12.26 under this plan. The Company also paid cash dividends totaling $923,000 during the year ended December 31, 2014 which reduced the Company’s shareholders’ equity from December 31, 2013.

At December 31, 2014, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 13.0%, 18.1%, and 19.2%, respectively.

LaPorte Bancorp, Inc. is a Maryland-chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates seven full service locations in the LaPorte and Porter County regions in Northwest Indiana and a mortgage loan production office in St. Joseph, Michigan. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended December 31, 2014 and 2013 has been derived from unaudited financial information.

LAPORTE BANCORP, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Income Statement Data
Loans, including fees	$3,573	$3,721	$3,480	$14,065	$13,972
Taxable securities	451	452	529	1,951	1,948
Tax exempt securities	409	411	380	1,648	1,439
FHLB stock	41	39	33	173	133
Other interest income	25	21	17	88	86
Total Interest and dividend income	4,499	4,644	4,439	17,925	17,578
Deposits	331	433	510	1,702	2,168
Federal Home Loan Bank advances	303	307	260	1,165	969
Subordinated debentures	43	42	71	195	281
Federal funds purchased and other short-term borrowings	—	1	1	3	3
Total interest expense	677	783	842	3,065	3,421
Net interest income	3,822	3,861	3,597	14,860	14,157
Provision for loan losses	(150)	—	(200)	(150)	6
Net interest income after provision for loan losses	3,972	3,861	3,797	15,010	14,151
Service charges on deposit accounts	97	102	118	410	442
ATM and debit card fees	105	111	108	430	433
Earnings on bank owned life insurance, net	109	109	107	431	414
Net gains on mortgage banking activities	197	204	156	755	810
Loan servicing fees, net	19	37	31	112	103
Net gains (losses) on securities	(3)	8	173	105	718
Net losses on other assets	(99)	(17)	(251)	(200)	(381)
Other income	121	133	103	448	448
Total noninterest income	546	687	545	2,491	2,987
Salaries and employee benefits	2,010	1,814	1,595	7,307	6,602
Occupancy and equipment	378	407	325	1,690	1,651
Data processing	141	136	174	584	646
Advertising	76	53	89	245	247
Bank examination fees	184	41	170	385	479
Amortization of intangible assets	16	18	21	70	89
FDIC insurance	72	76	80	308	308
Collection and other real estate owned	49	52	147	228	303
Other expenses	464	325	494	1,581	1,573
Total noninterest expense	3,390	2,922	3,095	12,398	11,898
Income before income tax expense	1,128	1,626	1,247	5,103	5,240
Income tax expense	123	285	339	693	1,227
Net income	$1,005	$1,341	$908	$4,410	$4,013

Earnings per share:
Basic	$0.19	$0.25	$0.16	$0.82	$0.70
Diluted	0.19	0.25	0.16	0.81	0.69

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost (1)	Average Outstanding Balance	Interest	Yield/Cost (1)
Assets:
Loans (2)	$287,355	$3,573	4.97%	$271,210	$3,480	5.13%
Taxable securities	104,333	451	1.73	117,808	529	1.80
Tax exempt securities (3)	52,661	409	3.11	46,895	380	3.24
FHLB stock	4,275	41	3.84	3,845	33	3.43
Fed funds sold and other interest-earning deposits	18,817	25	0.53	12,373	17	0.55
Total interest-earning assets	467,441	4,499	3.85	452,131	4,439	3.93
Noninterest-earning assets	42,037			46,808
Total assets	$509,478			$498,939

Liabilities and equity:
Savings deposits	$62,724	$9	0.06%	$61,077	$8	0.05%
Money market accounts	59,132	56	0.38	63,725	63	0.40
Interest-bearing checking	57,627	32	0.22	55,406	35	0.25
Certificates of deposit and IRAs	105,896	234	0.88	112,209	404	1.44
Total interest bearing deposits	285,379	331	0.46	292,417	510	0.70
FHLB advances	75,626	303	1.60	61,511	260	1.69
Subordinated debentures	5,155	43	3.34	5,155	71	5.51
Other secured borrowings	360	—	—	1,362	1	0.29
Total borrowings	81,141	346	1.71	68,028	332	1.95
Total interest-bearing liabilities	366,520	677	0.74	360,445	842	0.93
Noninterest-bearing demand deposits	55,289			50,671
Other liabilities	4,980			5,506
Total liabilities	426,789			416,622
Shareholders’ equity	82,689			82,317
Total liabilities and equity	$509,478			$498,939

Net interest income		$3,822			$3,597
Net interest rate spread			3.11%			3.00%
Net interest-earning assets	$100,921			$91,686
Net interest margin			3.27%			3.18%
Average interest-earning assets to interest-bearing liabilities			127.53%			125.44%

(1)	Annualized, as applicable.
(2) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(3) No tax-equivalent yield adjustments have been made.

LAPORTE BANCORP, INC.
Average Balance Sheets
(Unaudited)
(Dollars in thousands)

	For the Year Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
Assets:
Loans (1)	$282,295	$14,065	4.98%	$268,617	$13,972	5.20%
Taxable securities	110,877	1,951	1.76	107,613	1,948	1.81
Tax exempt securities (2)	52,491	1,648	3.14	43,430	1,439	3.31
FHLB stock	4,336	173	3.99	3,824	133	3.48
Fed funds sold and other interest-earning deposits	18,080	88	0.49	18,330	86	0.47
Total interest-earning assets	468,079	17,925	3.83	441,814	17,578	3.98
Noninterest-earning assets	43,262			42,814
Total assets	$511,341			$484,628

Liabilities and equity:
Savings deposits	$63,387	$35	0.06%	$59,286	$33	0.06%
Money market accounts	65,947	245	0.37	63,151	254	0.40
Interest-bearing checking	55,516	123	0.22	54,182	146	0.27
Certificates of deposit and IRAs	107,367	1,299	1.21	112,436	1,735	1.54
Total interest bearing deposits	292,217	1,702	0.58	289,055	2,168	0.75
FHLB advances	72,911	1,165	1.60	50,097	969	1.93
Subordinated debentures	5,155	195	3.78	5,155	281	5.45
Other secured borrowings	705	3	0.43	642	3	0.47
Total borrowings	78,771	1,363	1.73	55,894	1,253	2.24
Total interest-bearing liabilities	370,988	3,065	0.83	344,949	3,421	0.99
Noninterest-bearing demand deposits	53,263			50,618
Other liabilities	5,162			5,573
Total liabilities	429,413			401,140
Shareholders’ equity	81,928			83,488
Total liabilities and equity	$511,341			$484,628

Net interest income		$14,860			$14,157
Net interest rate spread			3.00%			2.99%
Net interest-earning assets	$97,091			$96,865
Net interest margin			3.17%			3.20%
Average interest-earning assets to interest-bearing liabilities			126.17%			128.08%

(1) The average balance of loans includes loans held for sale and nonperforming loans, interest on which is recognized on a cash basis.
(2) No tax-equivalent yield adjustments have been made.

LAPORTE BANCORP, INC.
Balance Sheet Data and Financial Ratios
(Unaudited)
(Dollars in thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Balance Sheet Data
Total assets	$518,616	$510,597	$535,162	$525,606	$526,881
Cash and cash equivalents	8,698	6,811	14,690	8,500	18,219
Interest-earning time deposits in other financial institutions	6,615	6,385	7,126	7,129	6,642
Investment securities	155,223	157,831	159,728	173,918	164,272
FHLB stock	4,275	4,275	4,375	4,375	4,375
Loans held for sale, at fair value	763	2,509	3,836	974	1,118
Loans, gross	309,726	299,440	311,086	296,593	297,190
Allowance for loan losses	3,595	3,746	3,761	3,868	3,905
Deposits	340,768	343,054	356,856	343,271	346,701
FHLB advances	84,919	75,000	84,992	82,490	86,777
Other borrowings	5,155	5,155	5,155	14,150	7,570
Shareholders’ equity	82,388	82,158	82,531	80,994	80,249

Performance Ratios
Book value per share	$14.52	$14.62	$14.32	$13.90	$13.56
Tangible book value per share	13.00	13.08	12.82	12.41	12.09
Return on average assets (QTD annualized)	0.79%	1.03%	0.94%	0.68%	0.73%
Return on average equity (QTD annualized)	4.86	6.52	5.94	4.19	4.41
Net interest margin (QTD annualized)	3.27	3.24	3.13	3.06	3.16
Efficiency ratio	77.61	64.25	67.26	77.58	74.72

Credit Quality
Total nonperforming assets	$5,072	$4,919	$6,227	$6,038	$6,096
Total nonperforming loans	4,423	4,601	5,363	5,189	4,908

Asset Quality Ratios
Nonperforming assets to total assets	0.98%	0.96%	1.16%	1.15%	1.16%
Nonperforming loans to total loans	1.43	1.54	1.72	1.75	1.65
Allowance for loan losses to nonperforming loans	81.28	81.42	70.13	74.54	79.56
Allowance for loan losses to total loans	1.16	1.25	1.21	1.30	1.31
Net charge-offs to average loans outstanding (QTD annualized)	—	0.02	0.15	0.06	0.18

LAPORTE BANCORP, INC.
Nonperforming Assets
(Unaudited)
(Dollars in thousands)

	December 31, 2014	December 31, 2013
Nonaccrual loans:
Commercial:
Real estate	$825	$843
Land	1,577	2,748
Total commercial	2,402	3,591
Mortgage	1,252	1,044
Home equity	7	43
Consumer and other	—	3
Total nonaccruing troubled debt restructured loans	762	227
Total nonaccrual loans	4,423	4,908

Foreclosed assets:
Commercial:
Real estate	$67	$646
Land	512	205
Total commercial	579	851
Mortgage	25	281
Residential construction - land	45	56
Total foreclosed assets	649	1,188
Total nonperforming assets	$5,072	$6,096

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.